                                                                     Exhibit 4.2

                       FIRST AMENDMENT TO CEPTOR AGREEMENT

     First  Amendment  dated this __ day of April,  2004 to that certain  Ceptor
Agreement  ("Agreement") by and among William Pursley ("WP"), Ceptor Corporation
("Ceptor") and Xechem  International,  Inc.  ("Xechem").  Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the
Agreement.

                                    RECITALS:

     WHEREAS,  the  parties  entered  into the  Agreement  on March 31,  2004 to provide a  mechanism  for  among  other  things,  facilitating  the  independent financing of Ceptor, and a means of liquidity for Xechem.

     WHEREAS,  Ceptor and  Xechem  have  agreed to enter  into a "Note  Purchase
Agreement"  in the form  attached  as EXHIBIT 1,  calling  for the  funding of a bridge loan in the  original  principal  amount of  1,100,000  to Ceptor,  to be evidenced  by a  promissory  note in the form of EXHIBIT A to the Note  Purchase
Agreement, subject to the undertakings set forth herein.

     WHEREAS,  the parties are desirous of amending  the  Agreement as set forth below to further  delineate their respective rights and obligations as set forth below,  which  will  supersede  any  inconsistencies  or  ambiguities  with  the
Agreement.

     NOW THEREFORE,  in  consideration  of the premises and covenants  contained herein, the parties agree as follows:

     1.  RECITALS.  The  recitals  set forth  above are  incorporated  herein by reference as if fully rewritten.

     2. PUT  OPTION.  Notwithstanding  anything  to the  contrary  contained  in
Section 5.0(b) of the  Agreement,  the number of shares of Ceptor to be "Put" by
Xechem pursuant to the "Put"  obligation shall be that amount of shares equal to the quotient of (a)25% of the gross cash raised (before any commissions or other expenses)  in each  tranche of equity  financing  by Ceptor;  divided by (b) the price per share (the "Issue  Price") at which such equity tranche is raised (and if in the form of  preferred  stock,  then the price per share will be  computed based upon the number of shares of common stock into which such preferred  stock would be converted  were the preferred  stock to  immediately  convert to common stock);  provided that Xechem's  "Put"  obligation  will cease once it has "Put"
stock  resulting in aggregate  payments to Xechem of $2,000,000 by Ceptor.  Each tranche of shares of common  stock to be "Put" by Xechem  shall be priced at the
Issue Price per share for the tranche of equity  corresponding to the "Put." For example,  if Ceptor raises  $1,000,000 of equity based upon a price of $2.50 per share in tranche 1 (i.e., 400,000 shares) and $10,000,000 of equity based upon a price of $4.00 per share in  tranche 2 (i.e.,  2,500,000  shares),  then  Xechem would Put 100,000  shares to Ceptor for $2.50 per share in tranche 1 and 437,500 shares in tranche 2,  resulting in aggregate  capped Put proceeds of $2,000,000.
Xechem shall continue to be entitled to the royalty of two percent (2%) of gross revenues  received by Ceptor,  its  subsidiaries,  affiliates  and assigns  with respect to the sale of any  products  incorporating  any of the Ceptor IP or the licensing of any of the Ceptor IP (or the sale of the licensing rights to any of the Ceptor IP or the sale of any of the Ceptor IP).

     The  remainder  of the  substantive  provisions  of  Section  5.0(b) of the
Agreement shall remain in place, subject to the modification of the terms of the bridge loan to reflect the terms of the Note  Purchase  Agreement  referenced in the recitals to this First Rider.

     3. MILESTONE EQUITY ISSUANCE.  Pursuant to the original  agreement and plan of merger among  Xechem,  Ceptor  Acquisition  Corporation  and Ceptor  ("Merger
Agreemen"),  Xechem agreed to issue certain "Contingent  Consideration" (as that term is defined in the Merger  Agreement) to the former  stockholders  of Ceptor
("Former Stockholders") on the achievement of certain milestone  accomplishments of Ceptor. Ceptor agrees to cause the Former Stockholders  beneficially entitled to not less than 80% of any such Contingent Consideration to execute and deliver to Xechem counterpart copies of a waiver of the right to receive such Contingent
Consideration and deliver the same to Xechem simultaneous with Xechem's delivery to Ceptor of Exhibit 1, in  consideration  for certain  stock and/or  options to acquire Ceptor common stock (the "Substitute  Consideration").  Should less than
100% of the Former  Stockholders  execute  and  deliver to Xechem the  aforesaid waiver within 30 days  following the date of this  Agreement,  then Ceptor shall provide to Xechem the amount of the Substitute Consideration that the nonwaiving
Former Stockholders would have received for the milestone entitlements that they did not  relinquish,  had they executed the waiver (e.g. if only 80% execute the waiver, then Xechem would get 20% of the aggregate Substitute Consideration that would be provided). Ceptor will use its best efforts to cause 100% of the Former
Stockholders to accept the Substitute Consideration.

     IN WITNESS  WHEREOF,  the undersigned have executed this First Amendment as of the date first set forth  above,  which First  Amendment  shall be binding if delivered in counterpart or one  integrated  document by original,  photocopy or facsimile.

                                       CEPTOR CORPORATION

                                       By:    /s/ William Pursley
                                          -------------------------------------
                                       Name:  William Pursley
                                       Title: Chief Executive Officer

                                       XECHEM INTERNATIONAL, INC.

                                       By:    /s/ Leoanrd A. Mudry
                                          --------------------------------------
                                       Name:  Leonard A. Mudry
                                       Title: Director

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